LANS HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Lans Holdings, Inc. values honesty, integrity and adherence to the highest ethical standards. Each of us has a responsibility for upholding these values and maintaining a commitment to basic principles of business ethics and good judgment. This Code of Business Conduct and Ethics (the “Code”) has been developed as a guide to our adherence to these legal and ethical responsibilities. This Code is designed to deter wrongdoing and to promote:

-  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

-  full, fair, accurate, timely and understandable disclosure in reports and documents we file with or submit to the U.S. Securities and Exchange Commission (the “SEC”) and in our other public communications;

-  compliance with applicable laws, rules and regulations;

-  the prompt internal reporting of violations of this Code; and

-  accountability for adherence to this Code.

This Code applies to all directors, officers and employees of Lans Holdings, Inc., its subsidiaries and any subsidiaries it may form in the future (collectively, “LAHO” or the “Company”).

This Code should help guide your conduct in the course of our business. Many of the principles described in this Code, however, are general in nature, and the Code does not cover every situation that may arise. Use common sense and good judgment in applying this Code. If you have any questions about the Code, or are unsure about whether an action or inaction that you intend to take is permitted under the Code, please contact our Chief Financial Officer.

We are committed to continuously reviewing and updating our policies and procedures. We therefore reserve the right to amend, alter or terminate this Code at any time and for any reason, subject to applicable law.

Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and report them pursuant to the “Reporting Procedures” described below.

Violations of law, this Code or other Company policies or procedures can lead to disciplinary action up to and including employment termination and forfeiture of any options granted.

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BASIC PRINCIPLES

Employment Practices

Equal Opportunity and Diversity

LAHO is fully committed to equal employment opportunity and compliance with the letter and spirit of the full range of fair employment practices and nondiscrimination laws, including all wage and hour laws. In addition, we believe that diversity is critical to our success. LAHO seeks to hire, develop and retain the most talented individuals from a diverse candidate pool.

Harassment

LAHO employees have the right to work in an environment free from discrimination, harassment and intimidation, whether committed by or against a co-worker, supervisor, customer, vendor or visitor. Harassment, whether based on a person’s gender, sexual orientation, race, ethnicity, religion, national origin, citizenship, age, disability, socioeconomic status or marital status, is repugnant and completely inconsistent with LAHO’s commitment to provide a respectful, professional and dignified workplace. Discrimination in any area of employment, including hiring, advancement, compensation, discipline, and termination, will not be tolerated. LAHO also prohibits any employee from making any claim known by that employee to be false.

Safe and Healthy Workplace

To meet our responsibilities to employees, customers, and investors, LAHO must maintain a healthy and productive workplace. Employees must report all safety concerns or accidents no matter how slight the problem. Violence or the threat of violence will not be tolerated, whether committed by or against a co-worker, supervisor, customer, vendor or visitor. Misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of alcohol or illegal substances on the job is absolutely prohibited.

Compliance with Government and Industry Regulation

You must comply with all applicable federal, state and local laws, regulations, rules and regulatory orders applicable to our business. Each employee, director, agent, contractor and consultant must acquire appropriate knowledge of the requirements of his or her locale relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from our legal counsel. Violations of laws, regulations, rules and orders may subject the employee, director, agent, contractor or consultant to individual criminal or civil liability, as well as to discipline by LAHO. These violations may also subject LAHO to civil or criminal liability and/or the loss of business.

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Insider Trading

All employees are required to comply with the federal laws and the Code regarding the disclosure and use of material non-public information. Anyone who possesses material non-public information and who buys or sells stock or other equity securities of LAHO or any other public company, or “tips” another investor, may be liable for damages, civil and criminal penalties and may also be subject to disciplinary action by LAHO. It is illegal to trade in securities based on inside information. Inside information is any information about LAHO or another company that has not reached the public and is likely to be considered important by investors in deciding whether to buy or sell publicly traded securities. Examples include news about LAHO’s financial results before it is formally released, planned actions regarding LAHO stock, and unannounced senior management changes. Inside information also includes non-public information about other companies that you receive in the course of your employment. Employees who have access to inside information hold special positions of trust and confidence and must not abuse this trust. Never trade in securities or other property based on inside information, or “tip” others who might make an investment decision based on this information. Trading under such circumstances is illegal, whether you trade for your own benefit or for the benefit of others. Do not take advantage of inside information when buying or selling LAHO stock, options in LAHO stock, or the stock of any supplier or customer of LAHO or one of its subsidiaries. This applies whether you act directly or through someone else, such as a family member. Stricter standards apply to officers and certain other manager-level employees. Contact our Chief Financial Officer or legal counsel if you have any doubts about the information you use to help make buying or selling decisions. For more information regarding compliance with LAHO’s insider trading policy, see our “Procedures And Guidelines Governing Insider Trading And Tipping.”

Prohibition against Short-Term or Speculative Transactions

All directors, officers, employees and holders of greater than 10% of the Company’s securities are prohibited from engaging in short-term or speculative transactions involving Company securities, such as publicly traded options, short sales, puts, and calls, and hedging transactions. This prohibition also applies to holding Company securities in a margin account and “short sales against the box”, which are sales of Company securities where a person does not deliver the shares he or she owns to settle the transaction but instead delivers other shares that his or her broker has borrowed from others. Notwithstanding the foregoing, the Company’s Board of Directors may waive this policy on a case-by-case basis if: (i) the Board of Directors forms the opinion that such waiver is not adverse to the interests of the Company or its shareholders; (ii) where the director, officer, or 10% holder seeking such waiver has demonstrated to the satisfaction of the Board of Directors that he or she has sufficient assets to pay the obligation without resort to Company securities; and (iii) the director, officer, or 10% holder seeking such waiver otherwise is in compliance with Section 16(c) of the Securities Exchange Act of 1934, as amended. All other employees must obtain the specific prior written authorization of the Chief Executive Officer and the Chief Financial Officer before engaging in short-term or speculative transactions involving Company securities. Additionally, any executive officer or member of the Board of Directors shall seek approval of the Board of Directors prior to any pledge of the Company’s securities, such approval to be included in the minutes of the meetings of the Board of Directors or consent resolutions.

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Free and Fair Competition

LAHO is committed to obeying both the letter and spirit of laws designed to encourage and protect free and fair competition, which generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, promotional allowances, product bundling, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between LAHO and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers and affiliates. Employees, directors, agents, contractors or consultants may not knowingly make false or misleading statements regarding LAHO’s competitors or the products of its competitors, customers or suppliers. Participation with competitors in a trade association is acceptable when the association has been properly established, has a legitimate purpose, has limited its activities to that purpose and such participation has been approved by a supervisor.

You should never enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, rebates, referrals, allocation of product or geographic markets, allocation of customers, or boycotts of customers or suppliers, or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules, but our Chief Financial Officer must review all such proposed ventures in advance. These prohibitions are absolute and strict observances are required. Collusion among competitors is illegal, and the consequences of a violation are severe.

Although the spirit of these laws, known as “antitrust,” or “competition,” or “consumer protection” or “unfair competition” laws, is straightforward, their application to particular situations can be quite complex. To ensure that LAHO complies fully with these laws, each of us should have a basic knowledge of them and should involve our Chief Financial Officer early on when questionable situations arise.

Environmental Laws

LAHO is committed to being an environmentally responsible corporate citizen. You are expected to comply with or exceed all applicable laws and regulations related to the environment in each of our facilities. We encourage employees to minimize the impact of the Company’s business operations on the environment with methods that are socially responsible and economically sound.

Business Records

Accuracy

LAHO requires its employees to honestly and accurately record and report financial and other business information in order to make responsible business decisions and full, fair, accurate, timely and understandable financial and other disclosures to regulatory agencies and the public. LAHO is legally required to maintain an effective system of internal controls to ensure that transactions are properly authorized, assets are safeguarded, financial records are reliable and operations are conducted in accordance with directives of the Board of Directors and management. All of our books, records, accounts and financial statements must be maintained in reasonable detail, most appropriately reflect LAHO’s transactions and must conform both to applicable legal requirements and to our system of internal controls.

To maintain the integrity of the accounting records, all entries in LAHO’s books and records must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate, and auditable record. All employees have a responsibility to ensure that their work is fair and accurate. No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry.

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Employees must timely communicate required information to our management to enable decisions regarding disclosure. Public statements and filings regarding our business and financial status must be true, accurate, complete, and not misleading in all material respects. Business records and communications often become public and all officers, directors and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies.

Full disclosure reinforces responsibility and acts as a powerful deterrent to wrongdoing. Therefore, undisclosed or unrecorded transactions are not allowed for any purpose. Any employee having information or knowledge of any undisclosed or unrecorded transaction or the falsification of records should report it promptly as detailed under the heading “Reporting Procedures”.

Maintaining and Managing Records

We are required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing our records. Records include email, paper documents, CDs, computer hard disks, floppy disks, and all other media. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, directors, agents, contractors and LAHO, and failure to comply with such guidelines may subject the employee, director, agent, contractor or consultant to disciplinary action, up to and including termination of employment or business relationship at LAHO’s sole discretion.

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. Our Chief Financial Officer determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every employee, director, agent, contractor and consultant must comply with this policy. Failure to comply with this policy may subject the employee, director, agent, contractor or consultant to disciplinary action, up to and including termination of employment or business relationship at LAHO’s sole discretion.

Our Chief Financial Officer will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from our Chief Financial Officer. Records or supporting documents that have been placed under a legal hold must not be destroyed, altered or modified under any circumstances. A legal hold remains effective until it is officially released in writing by our Chief Financial Officer. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with our Chief Financial Officer. If you have any questions about this policy you should contact our Chief Financial Officer.

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Confidential or Copyrighted Information

LAHO Confidential Information

LAHO’s confidential information is a valuable asset. Our confidential information includes proprietary technology, product designs, names and lists of customers and employees, business plans and financial information. This information is the property of LAHO and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for LAHO business purposes only. Every employee, director, agent, contractor and consultant must safeguard it.

When you joined LAHO, you signed an agreement to protect and hold confidential LAHO’s proprietary information. This agreement remains in effect for as long as you work for LAHO and after you leave LAHO. Under this agreement, you may not disclose LAHO’s confidential information to anyone or use it to benefit anyone other than LAHO without the prior written consent of an authorized LAHO officer.

To further LAHO’s business, from time to time, our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate management that disclosure of confidential information is necessary, you must then contact our Chief Financial Officer to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. LAHO has standard nondisclosure agreements suitable for most disclosures. You must not sign another company’s nondisclosure agreement or accept changes to our standard nondisclosure agreements without review and approval by our Chief Financial Officer. Nondisclosure agreements may only be signed by an authorized LAHO employee. You are also responsible for properly labeling any and all documentation shared with or correspondence sent to our outside counsel as “Attorney-Client Privileged.”

Confidential Information of Others

You must take special care to handle the confidential information of others responsibly. You should never accept information offered by another company that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. Our Chief Financial Officer can provide nondisclosure agreements to fit any particular situation, and will coordinate appropriate execution of such agreements on behalf of LAHO. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it. If more detailed or extensive confidential intonation is offered and it is not necessary for your immediate purposes, it should be refused.

Once another company’s confidential informational has been disclosed to us, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other employees with a need to know the information. Every employee, director, agent, contractor and consultant involved in a potential business relationship with another company must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult our Chief Financial Officer.

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You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While we may interview and/or employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers, and you should refrain from seeking such information.

You should never steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of third parties, including customers, business partners or competitors.

Copyrighted Information

LAHO subscribes to newsletters, reference works, online reference services, magazines, books, and other digital and printed works. LAHO also licenses copyrighted computer software. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. Unauthorized duplication of copyrighted works violates the law and is contrary to our standards of conduct. You must first obtain the consent of the copyright holder before copying these works or significant parts of them. When in doubt about whether you may copy a publication, consult our Chief Financial Officer.

Protection and Proper Use of LAHO Assets

Computers and Other Equipment

To the extent that LAHO has furnished you with equipment, you must care for that equipment and use it responsibly only for LAHO business purposes. While computers and other electronic devices are made available to certain employees to assist them to perform their jobs, all computers and electronic devices, whether used entirely or partially on LAHO’s premises or with the aid of LAHO’s equipment or resources, must remain fully accessible to LAHO and, to the maximum extent permitted by law, will remain the sole and exclusive property of LAHO. Any loss, misuse or suspected theft of computers or other equipment should be reported to a supervisor or the Chief Financial Officer.

You are expected to use electronic communication devices in a legal, ethical and appropriate manner. You should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of LAHO. To the extent permitted by applicable law, LAHO retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees, directors, agents, contractors, or representatives, at any time, either with or without an employee’s or third party’s knowledge, consent or approval.

All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and LAHO to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination.

Company Funds and Employees

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You are responsible for all LAHO funds and employees over which you exercise control. LAHO funds must be used only for Company business purposes and LAHO employees must perform work only for Company business purposes. You must take reasonable steps to ensure that LAHO receives good value for its funds spent and maintain accurate and timely records of each and every expenditure made using LAHO funds. Expense reports must be accurate and submitted in a timely manner. You must not use LAHO funds or employees for any personal or non-LAHO purpose.

Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of Company property, information or position unless the opportunity is disclosed fully in writing to our Board of Directors and the Board of Directors declines to pursue such opportunity.

Conflicts of Interest

Each of us has a responsibility to LAHO, its stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. LAHO is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.

Two factors that will be considered when determining whether a conflict of interest exists are: (1) whether the employee or director is or could be in a position to influence LAHO’s relationship with the competitor, partner, affiliate, or customer; and (2) whether the judgment of the employee or director could be affected, or could appear to be affected, as it relates to the competitor, partner, affiliate, or customer because of the significance of the personal interest of the employee or director. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position at LAHO.

Without limiting the general scope of this policy, the following relationships and courses of conduct will be considered to involve conflicts of interest unless in special circumstances they are specifically approved and compliance with this policy is waived (i) in the case of a director or executive officer, by our Board of Directors, and (ii) in all other cases, by our Chief Financial Officer:

-  Making personnel decisions based on family or social relationships rather than based on objective job-related criteria.

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-  Initiating or approving (explicitly or implicitly) any form of harassment of employees.

-  Serving as an employee, officer or director of a company that (a) is in direct competition with LAHO or (b) is a significant customer, partner, affiliate or contractor of LAHO (meaning a customer, partner, affiliate or contractor whose transactions with LAHO since the beginning of the last fiscal year, or whose currently proposed transactions with LAHO, exceed $60,000).

-  Having a direct or indirect material financial interest in any privately held company that (a) is in direct competition with LAHO or (b) is a significant customer, partner, affiliate or contractor of LAHO.

-  Holding more than a 5% interest in any publicly held company that (a) is in direct competition with LAHO or (b) is a significant customer, partner, affiliate or contractor of LAHO.

-  Lending money to, guaranteeing debts of, or borrowing money from a direct competitor or a significant customer, partner, affiliate or contractor of LAHO by or for an employee or director or an immediate relative of an employee or director.

- Knowingly and improperly using or disclosing to LAHO any proprietary information or trade secrets of any former or concurrent employer, or other person or entity with whom obligations of confidentiality exist.

-  Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their agents, employees or directors, or making any unlawful agreements with respect to prices or markets.

-  Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

-  Consummating any transaction between an executive officer or member of the Board of Directors, or any of their respective affiliates, with another executive officer or member of the Board of Directors, or any of their respective affiliates.

-  Shall not receive compensation in connection with services performed relating to any transaction entered into by the Company, other than compensation received in the ordinary course of your employment by the Company or in connection with the performance of your duties as a director of the Company;

-  Will avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, might interfere, or might reasonably be thought to interfere, with your independent exercise of judgment on behalf of the Company and in its best interests; and

-  Will not take or otherwise appropriate for your personal benefit, or for the benefit of any other person or enterprise, any opportunity or potential opportunity that arises or may arise in any line of business in which the Company engages or is considering engaging without first notifying and obtaining the written approval of the Company's CEO or CFO.

There is no "bright-line" test for, or comprehensive definition of what constitutes, a conflict of interest, however the minimum standard is compliance with all applicable laws, this Code of Ethics, and the Business Conduct Code. Accordingly, while not every situation that may give rise to a conflict of interest can be enumerated either in this Code of Ethics or the Insider Trading Policy, you must treat as a conflict of interest any situation in which you, or any person with whom you have a personal relationship, including but not limited to a family member, in-law, business associate, or a person living in your personal residence:

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·         solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefit as a result of your position with the Company (other than non-monetary items that are consistent with common business practices and do not interfere with your judgment and the best interests of the Company);

·         has any known financial interest in any competitor, customer, supplier or other party dealing with the Company (other than actual ownership of: (i) any interest in a publicly traded mutual fund that holds an interest in such a company, or (ii) publicly traded securities of such a company in the aggregate amount of not greater than 1% of the outstanding common stock of such company);

·         has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Company, including the provision of voluntary services; or

·         acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or you know or have reason to believe at the time of acquisition that the Company is likely to have, an interest.

With respect to LAHO directors and executive officers only, any questions on whether a relationship or course of conduct constitutes a conflict of interest should be submitted to our Chief Financial Officer, which will then make a recommendation to our independent directors. If a majority of the independent directors determines that a director or executive officer’s relationship or course of conduct may constitute a conflict of interest, it will so notify that person and specify a reasonable period of time in which that person can take steps to remedy the possible conflict. If the possible conflict is not remedied within the specified period of time, the relationship or course of conduct will be deemed to be a conflict of interest in violation of this policy unless the relationship or course of conduct is specifically approved and compliance with this policy is waived by our independent directors.

With respect to LAHO non-executive employees only, any other employment, consulting or other business activity must be disclosed to and approved in writing by our Chief Financial Officer, in which case the activity will not be deemed to constitute a conflict of interest in violation of this policy. However, if that activity is prohibited by the terms of that person’s employment agreement with the Company, the employee must also obtain a written waiver of the relevant terms of the employment agreement before engaging in such an activity. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should consult our Chief Financial Officer.

Payments or Gifts from Others

Under no circumstances may employees, directors, agents, contractors or consultants accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or any opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to our Chief Financial Officer.

Gifts given by LAHO to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost of such gifts must always be accurately recorded in our books and records.

Charitable Contributions and Political Activities

LAHO encourages our employees to become involved in community activities and charitable organizations. However, no employee may bring undue pressure on another employee to contribute to a charitable organization. LAHO respects the rights of our employees to participate in the political process. Indeed, engaging in the process builds a stronger community and a better political system. However, you must at all times make clear that your views and actions are your own, and not those of LAHO. Additionally, employees may not use Company time or resources to support personal political activities or use their position to coerce or pressure employees to make contributions or support a candidate or political cause.

Foreign Corrupt Practices Act

LAHO requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its employees, directors, agents, contractors and consultants. All employees, directors, agents, contractors and consultants, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with applicable moral, ethical and professional standards. FCPA compliance includes our policy on Maintaining and Managing Records discussed above. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of our Chief Financial Officer. For more information regarding your obligations under the FCPA, see our “Foreign Corrupt Practices Act Policy.”

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Company Spokespersons

Specific policies have been established regarding who may communicate information to the press and the financial analyst community. Any inquiries or calls from financial analysts should be referred to our Chief Financial Officer. All inquiries or calls from the press should be referred to our Chief Financial Officer.

LAHO has designated our Chief Executive Officer and Chief Financial Officer as our official spokespersons for all matters, including financial matters. These designees are the only people who may communicate with the press or financial analysts on behalf of LAHO.

No other person may communicate with the press or financial analysts on behalf of LAHO unless specifically authorized to do so in writing in advance by our Chief Executive Officer or Chief Financial Officer, for a specific purpose, and then only to the extent so authorized. Any employee or director publication or publicly made statement that might be perceived or construed as attributable to LAHO and that is made outside the scope of his or her employment or directorship must be reviewed and approved in writing in advance by our Chief Financial Officer and must include a disclaimer that the publication or statement represents the views of the specific author and not of LAHO.

REPORTING PROCEDURES

Maintaining ethical standards is the responsibility and obligation of every LAHO employee. Early identification and resolution of conflict of interest and other ethical issues that may arise are critical to maintaining our commitments to our customers, vendors, investors, and to ourselves and our coworkers. LAHO employees are expected to treat compliance with ethical standards as a critical element of their responsibilities. While this Code sets forth a wide range of practices and procedures, it cannot address every issue that may arise. If you are unsure of what to do in a situation, you should seek additional guidance and information before you act. If something seems unethical or improper, or if you have questions regarding the best course of action, you should promptly contact any of the following:

§  LAHO’s Chief Strategy Officer

§  LAHO’s Chief Financial Officer

The Hotline is operated by specially trained third-party representatives. The Hotline is available 24 hours a day, 7 days a week. Hotline representatives will listen to your concerns, ask questions, and review the information provided. They will then forward your concern to the Company’s Chief Financial Officer, which will take appropriate action.

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It is against Company policy to retaliate against any employee who raises a concern in good faith and, if requested and to the extent possible, every effort will be made to maintain confidentiality. All reported violations will be acted on appropriately. If your concern requires an investigation, the Company will respond promptly. If possible, you will be informed about the status of the investigation and the outcome of the matter. However, LAHO has an obligation of confidentiality to all employees, including those being investigated. For more information regarding the reporting of questionable business conduct, see our “Whistleblower Policy.”

DISCIPLINARY ACTIONS

The matters covered in this Code are of the utmost importance to LAHO, its stockholders and its business partners, and are essential to our ability to conduct our business in accordance with our stated values. We expect all of our employees, directors, agents, contractors and consultants to adhere to these rules in carrying out their duties for LAHO.

LAHO will take appropriate action against any employee, director, agent, and contractor or consultant whose actions are found to violate these policies or any other Company policies. Disciplinary actions may include immediate termination of employment or business relationship at LAHO’s sole discretion. Where LAHO has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, LAHO will cooperate fully with the appropriate authorities.

WAIVERS AND AMENDMENT OF THE CODE

Any waiver of any provision of this Code for a member of our Board of Directors or an executive officer, or any amendment of this Code, must be approved in writing by our Board of Directors and promptly disclosed pursuant to applicable laws and regulations. Any waivers of any provision of this Code with respect to any other employee, agent, contractor or consultant must be approved in writing by our Chief Financial Officer.

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ACKNOWLEDGEMENT OF RECEIPT

I hereby acknowledge that I have received a copy of the “CODE OF BUSINESS CONDUCT AND ETHICS” and agree to comply with its terms. I understand that violation of CODE OF BUSINESS CONDUCT AND ETHICS may subject me to severe civil and/or criminal penalties and that violation of the terms of this policy may subject me to discipline by Lans Holdings, Inc. and its subsidiaries up to and including termination for cause.

Signed: _______________________________________________________

Name (please print): _____________________________________________

Date: _________________________________________________________

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